CHEMED CORPORATION STOCKHOLDERS ELECT COMPANY’S
DIRECTOR NOMINEES AT ANNUAL MEETING

Board Declares Quarterly Dividend

CINCINNATI – May 29, 2009 – Stockholders of Chemed Corporation (NYSE: CHE) today elected all of the Company’s Board of Director nominees, including nine incumbent directors and two new directors, Ernest J. Mrozek and Thomas P. Rice, at the Company’s Annual Meeting of Stockholders.

In commenting on the election, the Company said, “Chemed is pleased that its stockholders have elected all of the Company’s director nominees.  Chemed’s Board is committed to creating long-term value and will continue to regularly review the Company’s business structure and strategy, as well as opportunities for strategic transactions.”

At the Annual Meeting stockholders also ratified the continuation of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2009.

Following the Annual Meeting, Chemed’s Board of Directors declared a quarterly cash dividend of 6 cents per share on the Company’s capital stock, payable on June 12, 2009, to stockholders of record June 8, 2009.  This represents the 152nd consecutive quarterly dividend paid to stockholders in Chemed’s 38 years as a public company.

About Chemed
Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation’s largest provider of end-of-life hospice care, and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Forward Looking Statements
Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk and that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

Contacts
David P. Williams Chemed Corporation 513-762-6901	Andy Brimmer / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449